UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant☒
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Independence Community Bank Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 18, 2004

     Fellow Independence Stockholders:

          On behalf of the Board of Directors, we cordially invite you to attend the annual meeting of stockholders of Independence Community Bank Corp., which will be held at the Brooklyn Academy of Music, located at 30 Lafayette Avenue, Brooklyn, New York on Thursday, June 24, 2004 at 9:30 a.m., Eastern Time. The matters to be considered by stockholders at the annual meeting are described in detail in the accompanying materials.

          It is very important that your shares be voted at the annual meeting regardless of the number you own or whether you are able to attend the meeting in person. You may vote your shares by telephone or the Internet using the instructions on the enclosed proxy card (if these options are available to you) OR by marking, signing, dating and promptly returning your proxy card in the postage-paid envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

          For the reasons set forth in the accompanying proxy statement, the Board recommends that you vote “FOR” each matter to be considered at the annual meeting.

          Your continued support of and interest in Independence are sincerely appreciated.

Sincerely,

Charles J. Hamm	Alan H. Fishman
Chairman of the Board	President and Chief Executive Officer

INDEPENDENCE COMMUNITY BANK CORP.

195 Montague Street
Brooklyn, New York 11201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:30 a.m., Eastern Time
Thursday, June 24, 2004

PLACE	Brooklyn Academy of Music
30 Lafayette Avenue
Brooklyn, New York

ITEMS OF BUSINESS	(1)	To elect eight members of the Board of Directors, whose terms are described in the proxy statement.

	(2)	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.

	(3)	To approve Ernst & Young LLP as our independent auditors for 2004.

	(4)	To transact such other business, as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Independence common stock of record at the close of business on May 11, 2004 are entitled to vote at the meeting.

ANNUAL REPORT	Our 2003 annual report on Form 10-K, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

John K. Schnock
Corporate Secretary

May 18, 2004

INDEPENDENCE COMMUNITY BANK CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

          We are providing this proxy statement and accompanying form of proxy to you in connection with the solicitation by the board of directors of Independence Community Bank Corp. of proxies to be voted at our 2004 annual meeting of stockholders and at any postponement or adjournment thereof. In this proxy statement, “Independence,” “we,” “us,” the “Company” and “our” refer to Independence Community Bank Corp.

          You are cordially invited to attend the annual meeting, which is to be held at the Brooklyn Academy of Music, located at 30 Lafayette Avenue, Brooklyn, New York on Thursday, June 24, 2004 at 9:30 a.m., Eastern Time. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of stockholders.

          We are first mailing this proxy statement and the accompanying form of proxy on or about May 18, 2004 to the holders of common stock of Independence (which we refer to herein as the “Common Stock”) on May 11, 2004, the record date for the annual meeting.

VOTING

Stockholders Entitled to Vote

          You are entitled to notice of and to vote at the annual meeting only if you owned Common Stock of record at the close of business on May 11, 2004. On that date, there were 82,945,196 shares of Common Stock issued and outstanding, and we had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the annual meeting on all matters properly presented at the annual meeting.

How to Vote Your Shares

          Stockholders of record may vote by attending the annual meeting and voting in person, as well as by appointing a proxy by telephone, via the Internet or by mail. Our telephone and Internet voting procedures are designed to authenticate stockholders. The telephone and Internet voting facilities will close at 12 midnight, Eastern Time, on June 23, 2004.

•	Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

•	Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

          Participants in our 401(k) Savings Plan and/or our Employee Stock Ownership Plan or such plans of SI Bank & Trust and Staten Island Bancorp, Inc., which we recently assumed, will receive additional proxy cards for the Common Stock owned through these plans. These proxy cards will serve as voting instruction cards for the trustees of the plans, and the Common Stock will be voted as participants instruct. Please be sure to vote all proxy cards you receive.

          If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

How to Change Your Vote

          You have the power to revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of Independence written notice (John K. Schnock, Esq., Senior Vice President, Secretary and Counsel, Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201);

•	submitting a duly executed proxy bearing a later date;

•	voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•	appearing at the annual meeting and giving the Secretary notice of your intention to vote in person.

          Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

          Proxies solicited may be voted only at the annual meeting and any adjournment and will not be used for any other meeting.

Quorum Needed to Hold the Meeting

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the annual meeting for the election of directors and for the other proposals. Thus, the presence at the annual meeting, in person or by proxy, of the holders of Common Stock representing at least 41,472,599 shares will be required to establish a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     Broker “Discretionary Voting”

          Under rules of the New York Stork Exchange (“NYSE”), banks, brokers and other nominees may vote shares held by them for a customer on matters that are determined to be routine, even though the bank, broker or other nominee has not received instructions from the customer. Routine matters for this purpose include elections of directors and ratification of the appointment of a company’s independent auditors.

Counting Your Vote

          If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” the nominees for director described herein, “FOR” amendment of Independence’s certificate of incorporation and “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2004, as recommended by our board of directors.

          If any other matters are properly presented for consideration at the annual meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date of printing of this proxy statement, we did not anticipate that any other matters would be raised at the annual meeting.

Required Votes

          The persons receiving the greatest number of votes of the Common Stock will be elected as directors of Independence. The proposal to amend our certificate of incorporation to increase the number of authorized shares of common stock requires the affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for 2004, as well as any other matter properly submitted to stockholders for their consideration at the annual meeting, will be approved if the number of votes cast by holders of Common Stock favoring the proposal exceed the number of votes cast opposing the proposal.

          With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect. An abstention may be specified on the proposals to amend our certificate of incorporation and to ratify the appointment of Ernst & Young LLP as our independent auditors for 2004. Abstentions will have no effect on the proposal to ratify the appointment of Ernst & Young LLP and will have the effect of a vote against the proposal to amend the certificate of incorporation. The proposals to elect directors, amend the certificate of incorporation and ratify the appointment of the independent auditors are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions, and for which there will be no broker non-votes.

Costs of Solicitation

          The cost of the solicitation of proxies will be borne by us. We have retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arrangement with such firm is $6,500 plus reimbursement for out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

Electronic Delivery of Proxy Materials

          You also can access our proxy statement and 2003 Annual Report on Form 10-K via the Internet at http://www.myindependence.com and clicking on our Investor Relations link. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at www.voteproxy.com, which has been established for you to vote your shares for the meeting. You also may request electronic delivery of annual meeting materials at any time in the future by going directly to http://www.myindependence.com and clicking on our Investor Relations link or by going to our transfer agent’s website at http://www.amstock.com and clicking on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailing via E-Mail and provide your e-mail address. Please be aware that if you choose to receive future proxy materials and annual reports over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy material and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Investor Relations, Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201.

GOVERNANCE OF INDEPENDENCE

General

          Our business and affairs are managed by or under the direction of our board of directors and our certificate of incorporation and bylaws. Members of the board of directors are kept informed of Independence’s business through discussions with our chairman and the president and chief executive officer and with key members of management, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

          Regular meetings of our board of directors are held ten times each year. The board of directors held a total of 13 regular and special meetings during 2003. In addition, there were meetings during 2003 of the various committees of the board of directors. None of the persons serving as directors during 2003 attended fewer than 75% of the aggregate total number of meetings of the board of directors held while he or she was a member of the board during 2003 and the total number of meetings held by all committees thereof during the period which he or she served on such committees during 2003.

          Although we do not have a formal policy regarding attendance by members of the board of directors at annual meetings of stockholders, we typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason for not doing so. In 2002 and 2003, 94% and 100% of our directors attended our annual meeting of stockholders, respectively.

Independence of the Company’s Board of Directors

          It is the policy of the board of directors of the Company that a substantial majority of its directors be independent of the Company within the meaning of applicable laws and regulations and the listing standards of the Nasdaq Stock Market, Inc.

          Our board of directors has affirmatively determined that a majority of our directors are independent. The current independent directors are Ms. Ramirez and Messrs. Archie, Catell, Desai, Edelstein, Gelfman, Hand, Hinds, Kelleher, Morris and Weissglass. Our board of directors also has affirmatively determined that each member of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee of the board of directors is independent within the meaning of applicable laws and regulations and the requirements of the Nasdaq Stock Market, Inc.

Committees of the Board of Directors

          Our board of directors has established various committees, including an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

          Executive Committee. An Executive Committee of the Board of Directors has been appointed in accordance with the Company’s bylaws and may exercise all of the authority of the Board of Directors except in major corporate transactions, declarations of dividends or amendment of the bylaws or certificate of incorporation. The Executive Committee met once in 2003 and is currently comprised of Messrs. Archie, Catell, Desai, Doherty, Edelstein, Fishman, Hamm, Hand and Ms. Ramirez.

          Audit Committee. The primary responsibilities of the Audit Committee are to:

•	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, compensate and monitor the independence and performance of the Company’s independent auditors, as well as monitor the independence and performance of the Company’s internal auditing department; and

•	provide an avenue of communication among the independent auditors, management, the internal auditing department and the board of directors.

          The Audit Committee, which is chaired by Mr. Desai and is currently comprised of Messrs. Archie, Catell, Gelfman, Hand, Morris and Weissglass, met six times during 2003. Our board has determined that Mr. Archie meets the requirements established by the Securities and Exchange Commission for qualification as an audit committee financial expert as well as has accounting or related financial expertise within the meaning of the Nasdaq Stock Market, Inc. listing requirements.

          The Audit Committee operates pursuant to a written charter, a copy of which was attached as Appendix A to our proxy statement for the annual meeting of stockholders in 2003. The Audit Committee reviews and reassesses the adequacy of the charter annually. It last reviewed the charter in January 2004.

          The report of the Audit Committee is set forth on page 9 of this proxy statement.

          Compensation Committee. The primary responsibilities of the Compensation Committee are to:

•	establish the compensation and benefits for the president and chief executive officer and other executive officers of Independence;

•	evaluate the performance of the president and chief executive officer and other senior executive officers of Independence; and

•	review, recommend and approve executive compensation, equity and benefit plans for employees of Independence.

          The standing Compensation Committee currently consists of Messrs. Hand, as chairman, Archie, Edelstein and Hinds and Ms. Ramirez. The Compensation Committee operates pursuant to a written charter approved by the board of directors. The report of the Compensation Committee is set forth on page 23 of this proxy statement. The Compensation Committee met nine times in 2003.

          Corporate Governance and Nominating Committee. The primary responsibilities of the Corporate Governance and Nominating Committee are to evaluate and make recommendations to the board of directors for the election of directors and for the compensation of directors, develop corporate governance guidelines for Independence and its directors and executive officers and evaluate the performance of the board of directors and its members. The Corporate Governance and Nominating Committee operates pursuant to a written charter approved by the board of directors. The Corporate Governance and Nominating Committee, which is chaired by Mr. Catell and is currently comprised of Messrs. Edelstein, Hand and Hinds and Ms. Ramirez, met six times during 2003. The Corporate Governance and Nominating Committee charter is available at Independence’s website at www.myindependence.com under the Investor Relations link.

Compensation of Directors

          Members of the Bank’s board of directors receive $2,000 ($1,500 in 2003) per meeting attended of the board, $1,250 ($1,000 in 2003) per meeting attended of the Executive Committee and Audit Committee, and $1,000 ($850 in 2003) per meeting attended of all other committees, except for Messrs. Fishman and Doherty who do not receive any fees for service on the board and board committees. Board fees are subject to periodic adjustment by the board of directors. In addition, non-employee directors receive an annual retainer. Such retainer was $20,000 in 2003 and has been increased to $25,000 for 2004. In addition, starting in 2004, the Chairman of the Audit Committee will receive an annual retainer of $2,000. Under the Directors’ Fee Plan approved by stockholders of Independence at the 2001 Annual Meeting, non-employee directors receive their annual retainer in shares of Common Stock. For 2003, each non-employee-director received 760 shares of Common Stock in lieu of cash. Directors may also elect to receive all or a portion of the remainder of their fees earned in shares of Common Stock. In addition to fees paid to directors for board and committee meetings, non-employee directors of Independence at the time of the adoption of the 1998 Stock Option Plan (“Option Plan”) and the 1998 Recognition and Retention Plan and Trust Agreement (“Recognition Plan”) participated in such plans. Stock option grants and restricted stock awards were issued to each of the non-employee directors then serving in September 1998 subsequent to stockholder approval of the Option Plan and the Recognition Plan which vested pro rata over five years with the last portion vesting in September 2003. In June 2002, each non-employee director received a grant of a compensatory stock option pursuant to the 2002 Stock Incentive Plan (“2002 Plan”) covering 3,000 shares of Common Stock (except Ms. Ramirez who received a compensatory stock option covering 9,000 shares). The options vest at the rate of 25% per year starting on the first anniversary of the date of grant and have exercise prices equal to the fair market value of the Common Stock on the date of grant.

          Our non-employee directors may defer all or any portion of the board and committee fees and retainer as well as the awards received under the Recognition Plan received from Independence, including the shares of Common Stock received as payment for the annual retainer. Benefits are payable upon the dates selected by the directors for the distribution in a lump sum or in equal annual installments over a period not to exceed ten years. The directors have the right to direct the investment of the deferred amounts except that any compensation deferred that would have been in the form of shares of Common Stock (such as the retainer) must be deemed invested in shares of Common Stock.

          In connection with the acquisition of Broad National Bancorporation (“Broad”) in 1999, we entered into a five-year consulting agreement with Mr. Karp. Mr. Karp receives $75,000 per year plus certain fringe benefits under the terms of the consulting agreement with us. The consulting agreement terminates in August 2004. In addition, in connection with the acquisition of Statewide Financial Corp. (“Statewide”) in 2000, we entered into a five-year consulting agreement with Mr. Richel. Mr. Richel receives $125,000 per year plus certain fringe benefits under the terms of the consulting agreement with us. The consulting agreement terminates in January 2005. We also entered into a three-year employment agreement with Mr. Doherty in connection with entering into the agreement to acquire Staten Island Bancorp, Inc. (“Staten Island Bancorp”) in November 2003. See “Compensation of Executive Officers and Transactions with Management – Severance and Employment Agreements” on page 20 of this proxy statement.

Selection of Nominees for the Board

          The Corporate Governance and Nominating Committee considers candidates for director suggested by its members and other directors of Independence, as well as management and stockholders. The Corporate Governance and Nominating Committee also may solicit prospective nominees identified by it. Nominees for election as director also may be obtained in connection with our acquisitions. We have regularly retained qualified directors of acquired companies who have a proven record of performance and can assist us in expanding into new markets and areas. A stockholder who desires to recommend a prospective nominee for the board should notify our Secretary or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominating Committee also considers whether to nominate any person nominated pursuant to the provision of Independence’s bylaws relating to stockholder nominations, which is described under “- Stockholder Nominations for the Board” below. The Corporate Governance and Nominating Committee has the authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

Director Nominations

          In making recommendations to our board of directors of nominees to serve as directors, the Corporate Governance and Nominating Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The committee also may consider the extent to which the candidate would fill a present need on the board of directors. However, the board of directors believes the following minimum qualifications must be met by a director nominee to be recommended by the Corporate Governance and Nominating Committee:

•	Each director must display high personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all stockholders of Independence and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

          The Board of Directors also believes the following qualities or skills are necessary for one or more directors to possess:

•	One or more directors generally should be an active or former chief executive officer of a public or private company, managing partner of a public accounting firm office, or a leader of a complex organization, including commercial, scientific, government, educational and other similar institution.

•	Directors should be selected so that the board of directors is a diverse body.

•	One or more directors should possess the necessary qualifications to satisfy the “audit committee financial expert” requirements as defined by regulation promulgated by the SEC.

          Other than the foregoing, there are no stated minimum criteria for directors.

Stockholder Nominations for the Board

          Our bylaws govern nominations for election to our board of directors and require all nominations for election to the board of directors, other than those made by the board or a committee appointed by the board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in our bylaws. Written notice of a stockholder nomination for election of a director at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of Independence not later than 120 days prior to the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting of stockholders. The written notice is required to set forth certain information specified in the bylaws. We did not receive any stockholder nominations for director in connection with this annual meeting.

Stockholder Communications with the Board

          Our board of directors has adopted a formal process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the board of directors of Independence Community Bank Corp., c/o John K. Schnock, Secretary, at 195 Montague Street, Brooklyn, New York 11201. Mr. Schnock will forward such communications to the director or directors to whom they are addressed.

Code of Conduct and Ethics

          We maintain a comprehensive Code of Conduct and Ethics which covers all directors, officers and employees of Independence and its subsidiaries. The Code of Conduct and Ethics requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to

Independence and its customers; engage in transactions in the Common Stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Independence. Our Code of Conduct specifically imposes standards of conduct on our chief executive officer, chief financial officer, principal accounting officer and other persons with financial reporting responsibilities which are identified in a regulation issued by the SEC dealing with corporate codes of conduct.

          All of our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics can be viewed on our website at http://investor.myindependence.com/.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

          In accordance with the provisions of the charter of the Audit Committee, the Audit Committee of our board of directors has reappointed Ernst & Young LLP as the independent public accounting firm to audit our financial statements for the year ending December 31, 2004.

          In making its recommendation to the stockholders to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004, the Audit Committee considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside accountants. In addition, the Audit Committee reviewed the fees described below for audit-related services (there were no fees or charges for tax-related services in 2003 or 2002) and concluded that such fees are compatible with the independence of Ernst & Young LLP.

          In January 2003, our board of directors and the Audit Committee amended the charter of the Audit Committee to provide, among other things, that the Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of our independent auditors and to generally require the Audit Committee to preapprove all audit services and permitted non-audit services (including the fees and terms thereof).

Audit Fees

          The following table sets forth the aggregate fees paid by us to Ernst & Young LLP for professional services rendered in connection with the audit of Independence’s consolidated financial statements for 2003 and 2002, as well as the fees paid by us to Ernst & Young LLP for audit-related and other services rendered by Ernst & Young LLP to us during 2003 and 2002.

	Year Ended December 31,
	2003	2002
Audit fees (1)	$601,225	$422,000
Audit-related fees (2)	336,000	104,400
Tax fees	—	—
All other fees	18,500	10,000

Total	$955,725	$536,400

(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees primarily consist of fees incurred in connection with audits of the financial statements of our employee benefit plans and review of registration statements and during 2003, services performed in connection with the merger with Staten Island Bancorp.

          The Audit Committee selects our independent auditors and pre-approves all audit services to be provided by it to Independence. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent auditors in accordance with the Audit Committee’s charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent auditors. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

          Each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission’s rules.

REPORT OF THE AUDIT COMMITTEE

          In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the board of directors of Independence makes this report for the year ended December 31, 2003.

          The Audit Committee of the board of directors is responsible for providing independent, objective oversight of Independence’s accounting functions and internal controls. During 2003, the Audit Committee was composed of seven directors, each of whom was independent as defined by the listing standards of the Nasdaq Stock Market, Inc. The Audit Committee operates under a written charter approved by the board of directors.

          Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

          In connection with these responsibilities, the Audit Committee reviewed the audit plans, audit scope and audit risks with both Ernst & Young LLP and the Company’s Internal Auditor. The Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2003 consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.

          Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the presentations of management and the independent accountants, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in Independence’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. The Audit Committee consisted of the directors set forth below during 2003. Mrs. Luke and Mr. Kolowsky now serve with the capacity of director emeritus, effective April 12, 2004, as a result of the restructuring of our board in connection with the merger with Staten Island Bancorp discussed below under “Election of Directors.”

The Audit Committee

Rohit M. Desai, Chairman	Scott M. Hand
Willard N. Archie	Donald E. Kolowsky
Robert B. Catell	Janine Luke
Robert W. Gelfman

ELECTION OF DIRECTORS
(Proposal One)

          Pursuant to our certificate of incorporation, our board of directors is divided into three classes as nearly equal in number as possible and the members of each class are elected for a term of three years (or for a shorter period when necessary to ensure that the board is divided into three equal classes or as may be required by our bylaws) and until their successors are elected and qualified. One class of directors is elected annually. A resolution of the board of directors adopted pursuant to our certificate of incorporation has established the present number of directors at 16. Our stockholders are not permitted to cumulate their votes for the election of directors.

          All of the directors up for election at the annual meeting currently are directors of Independence. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the annual meeting, and no director is related to any other director or executive officer of Independence or of any of its subsidiaries by blood, marriage or adoption.

          In connection with the completion of the merger with Staten Island Bancorp, our board was restructured to appoint as directors of Independence five persons who served as directors at Staten Island Bancorp: Messrs. Doherty, Hinds, Kelleher, Morris and Weissglass. In addition, the board restructured its classes in order to maintain the class sizes as equal as possible. As part of such restructuring, Mrs. Janine Luke and Messrs. Elliott, Kolowsky, MacKay and Ratcliff were appointed directors emeritus. Such persons will serve in such capacity until their respective terms as directors would have otherwise expired. They will receive fees, paid in the same manner, at the same time and in the same form, for such service equal to the fees they would have received as directors. In addition, the directors of Staten Island Bancorp who were not appointed to our board were made advisory directors for a three year term and will receive fees of $62,500 per year for such service.

          We know of no reason why any of the nominees may not be able to serve as director if elected. However, in accordance with the terms of our bylaws, one nominee for director, Mr. Gelfman, will not be able to serve his entire term due to age limitations set forth in our bylaws. Mr. Gelfman can serve until December 31, 2004. If any person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for a replacement nominee or nominees recommended by the board of directors unless the board determines to reduce the number of directors comprising the board of directors.

          The following tables present information concerning our nominees for director and the directors whose terms continue, including each such person’s tenure as a director of Independence or its subsidiaries. Ages are reflected as of May 11, 2004.

Nominees for Director for a Three-Year Term Expiring in 2007

		Principal Occupation During	Director
Name	Age	The Past Five Years	Since
Rohit M. Desai	65	Director; Chairman and President of Desai Capital Management, Inc., New York, New York. Director of the Rouse Company, Finley Enterprises, Inc., Sitel Corporation and Triton PCS.	1992

Charles J. Hamm	67	Chairman of the Board; served as Chairman, President and Chief Executive Officer of the Company and the Bank from 1996 until March 2001; prior thereto, Mr. Hamm served as the President and Chief Executive Officer.	1975

Scott M. Hand	62	Director; Chairman and Chief Executive Officer of INCO Limited, a mining and metals company headquartered in Ontario, Canada since April 2001; formerly President of INCO Limited. Director of P.T. International Nickel Indonesia Tbk.	1987

		Principal Occupation During	Director
Name	Age	The Past Five Years	Since
David L. Hinds	57	Director; retired; previously served as Managing Director for Global Cash Management and Trade Finance and in various other management positions at Deutsche Bank/Bankers Trust Company, New York, New York from 1970 to 2000. Director of Carver Bancorp, Inc. and SBLI Mutual Life Insurance Company.	2004

Maria Fiorini Ramirez	56	Director; Chief Executive Officer, Maria Fiorini Ramirez, Inc., New York, New York, a global economic consulting firm, since 1992.	2000

Nominee for Director for a Two-Year Term Expiring in 2006

		Principal Occupation During	Director
Name	Age	the Past Five Years	Since
Donald M. Karp	67	Vice Chairman of the Board; previously, Chairman and Chief Executive Officer of Broad National Bancorporation, Newark, New Jersey, from 1991 to 1999 prior to its merger with the Company in July 1999.	1999

Nominees for Director for a One-Year Term Expiring in 2005

		Principal Occupation During	Director
Name	Age	the Past Five Years	Since
Robert B. Catell	67	Director; Chairman and Chief Executive Officer of KeySpan Energy Corporation, Brooklyn, New York, since August 1998; Chairman and Chief Executive Officer of Brooklyn Union, Brooklyn, New York, since May 1996. Director of KeySpan Energy Corporation and the Houston Exploration Company.	1984

Robert W. Gelfman	72	Director; retired; previously senior counsel with the law firm of Paul, Hastings, Janofsky & Walker, New York, New York from 2000 to 2003; of counsel with the law firm of Battle Fowler LLP, New York, New York, from August 1999 to July 2000; partner of Battle Fowler LLP from 1974 to August 1999.	1988

Our board of directors unanimously recommends that you
vote “FOR” approval of the nominees for director.

Members of the Board Continuing in Office

Directors With Terms Expiring in 2006

		Principal Occupation During	Director
Name	Age	the Past Five Years	Since
Chaim Y. Edelstein	61	Director; Chairman, 7th Online Inc.; formerly Chairman of the Board of Hills Stores, Inc. from 1995 to 1998 and Chairman and Chief Executive Officer of the A&S division of Federated Department Stores from 1984 to 1994.	1991

Alan H. Fishman	58	Director; President and Chief Executive Officer of the Company and the Bank since March 2001; previously, President and Chief Executive Officer of ContiFinancial Corporation from July 1999 to December 2000 and Managing Partner of Columbia Financial Partners, L.P. from 1992 to March 2001. Director of KeySpan Energy Corporation.	2001

Denis P. Kelleher	65	Director; Chief Executive Officer of Wall Street Access (formerly Wall Street Investors), a financial service company, New York, New York, since 1981. Director of The Ireland Fund, Inc.	2004

Allan Weissglass	69	Director; Chairman, Magruder Color Company, Inc., a family-owned organic pigments manufacturer, Elizabeth, New Jersey; previously served as President and Chief Executive Office of Magruder from 1962 to 2002. Member of the Advisory Board of Liberty Mutual Insurance Co.	2004

Victor M. Richel	66	Vice Chairman of the Board; previously, Chairman, President and Chief Executive Officer of Statewide Financial Corp., Jersey City, New Jersey, from 1995 to 2000 prior to its merger with the Company in January 2000.	2000

Directors With Terms Expiring in 2005

		Principal Occupation During	Director
Name	Age	the Past Five Years	Since
Willard N. Archie	60	Director; retired; certified public accountant and Chief Executive Officer and Managing Partner of Mitchell & Titus, LLP, New York, New York, an accounting and management consulting firm, from January 1998 to December 2000. Director of Security Mutual Life Insurance.	1994

Harry P. Doherty	61	Vice Chairman of the Board; previously, Chairman, President and Chief Executive Officer of Staten Island Bancorp, Staten Island, New York, from 1990 until its merger with Independence in April 2004.	2004

John P. Morris	65	Director; self-employed; previously served in various positions at Merrill Lynch, New York, New York, until his retirement in 1997, including Vice President of the Capital Markets and Private Client groups.	2004

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

          The following information is provided with respect to each person who currently serves as an executive officer of Independence but does not serve on Independence’s board of directors. There are no arrangements or understandings between Independence and any such person pursuant to which such person has been elected an officer, and no such officer is related to any director or other officer of Independence by blood, marriage or adoption. Ages are reflected as of May 11, 2004.

		Principal Occupation During
Name	Age	the Past Five Years
Frank W. Baier	38	Executive Vice President, Chief Financial Officer and Treasurer of the Bank since August 15, 2003; previously served as Senior Vice President and Treasurer from June 1, 2001; Mr. Baier previously served with ContiFinancial Corporation in various capacities including Senior Vice President and Chief Financial Officer from 1999 until May 2001, Vice President and Treasurer from 1997 until 1999 and Director, Corporate Finance from 1996 until 1997. Mr. Baier is a certified public accountant.

John A. Dorman	65	Executive Vice President and President of the Advisory Council of Independence Community Bank; previously headed the Business Banking Division of the Bank from August 1999 to November 2003; previously, President of Broad from 1992 to 1999 prior to its merger with the Company in July 1999.

Brendan Dugan	56	Executive Vice President — Business Banking Division since November 2003; previously Chief Operating Officer, Commercial Markets Group, Citibank, NA, New York, New York, from June 2001 to August 2003; prior to that served as President and Chief Operating Officer, European American Bank, New York, New York, from 1992 to June 2001.

Gary M. Honstedt	54	Executive Vice President — Commercial Real Estate Lending Division of the Bank since March 2001; previously, Senior Vice President — Commercial Real Estate Lending from April 1996 to March 2001; Mr. Honstedt joined the Bank in 1986.

Harold A. McCleery	56	Executive Vice President — Chief Credit Officer of the Bank since May 2001; Mr. McCleery previously served as Executive Vice President and Chief Credit Officer of Bank Austria U.S. from July 2000 until May 2001; prior thereto served as Executive Vice President of First Union National Bank (and its predecessor, First Fidelity Bank, Newark, New Jersey) from 1996 until July 2000.

Terence J. Mitchell	51	Executive Vice President — Consumer Banking Division of the Bank since April 1999; Executive Vice President — Director of Retail Banking from July 1998 to March 1999; Mr. Mitchell joined the Bank in 1974.

Frank S. Muzio	51	Senior Vice President and Controller of the Bank since April 1998; previously, Senior Vice President — Planning and Analysis of Dime Bancorp, Inc. subsequent to its merger with Anchor Bancorp, Inc. in January 1995 and served as Senior Vice President and Controller of Anchor Bancorp, Inc. from 1993 to 1995. Mr. Muzio is a certified public accountant.

John K. Schnock	60	Senior Vice President, Secretary and Counsel of the Bank since 1996 and of the Company since 1997; Mr. Schnock joined the Bank in 1972.

SHARE OWNERSHIP OF MANAGEMENT AND OTHERS

Beneficial Ownership of Common Stock

          The following table sets forth information as to the Common Stock beneficially owned as of May 11, 2004 by (i) each of our nominees for election as director and each of our directors whose term will continue after the annual meeting, (ii) each of our executive officers named in the Summary Compensation Table below, (iii) all of our nominees for director, directors whose terms will continue after the annual meeting and executive officers as a group and each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who was known to us to be the beneficial owner of 5% or more of the outstanding common stock.

	Amount and Nature
Name of Beneficial	of Beneficial		Percent of
Owner or Number of	Ownership as of		Common
Persons in Group	May 11, 2004 (1)		Stock
Independence Community Bank Corp.
Employee Stock Ownership Plan Trust
195 Montague Street
Brooklyn, New York 11201	5,358,780	(2)	6.5%

Private Capital Management, Inc.
3003 Tamiami Trail North
Naples, Florida 34103	5,247,518	(3)	6.5%

Directors:
Willard N. Archie	209,298	(4)(5)	*
Robert B. Catell	285,495	(4)(5)	*
Rohit M. Desai	281,591	(4)(5)	*
Harry P. Doherty	824,392	(5)(6)(7)	1.0%
Chaim Y. Edelstein	258,902	(5)	*
Alan H. Fishman	503,783	(4)(5)(8)(9)(10)(11)	*
Robert W. Gelfman	198,825	(4)(5)(12)	*
Charles J. Hamm	1,437,486	(4)(5)	1.7%
Scott M. Hand	253,766	(4)(5)	*
David L. Hinds	16,179	(5)	*
Donald M. Karp	784,559	(5)(13)	*
Denis P. Kelleher	180,850	(5)(6)(14)	*
John R. Morris	131,383	(5)(6)(15)	*
Maria Fiorini Ramirez	14,429	(4)(5)	*
Victor M. Richel	35,174	(11)	*
Allan Weissglass	101,321	(5)(6)(16)	*

Other Senior Executive Officers:
Frank W. Baier	89,237	(5)(8)(10)	*
Gary M. Honstedt	127,717	(5)(8)(10)(11)	*
Harold A. McCleery	103,241	(5)(8)(10)	*
Terence J. Mitchell	369,428	(4)(5)(8)(10)(11)	*

All directors and executive officers as a group (24 persons)	6,661,500	(17)	7.6%

*	Represents less than 1% of the outstanding shares of Common Stock.

(Footnotes on the following page)

(1)	The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2)	The Independence Community Bank Corp. Employee Stock Ownership Plan Trust (“Trust”) was established pursuant to the Independence Community Bank Corp. Employee Stock Ownership Plan (“ESOP”). RSGroup Trust Company is the trustee (“Trustee”) of the Trust. As of May 11, 2004 1,415,771 of the shares held by the ESOP had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustee will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to the fiduciary duties of the ESOP trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by all directors and executive officers as a group does not include the shares held by the ESOP, other than shares allocated to an executive officer as a participant.

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission for the year ended December 31, 2003.

(4)	Includes shares held by the Independence Community Bank Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”) as follows:

Name	No. of shares
Willard N. Archie	41,929
Robert B. Catell	85,381
Rohit M. Desai	87,062
Alan H. Fishman	128,946
Robert W. Gelfman	87,008
Charles J. Hamm	371,685
Scott M. Hand	54,815
Terence J. Mitchell	103,046
Maria Fiorini Ramirez	5,929

Each director and executive officer named above disclaims beneficial ownership of such shares except to the extent of their personal pecuniary interest therein.

(5)	Includes shares subject to stock options which are currently or will first become exercisable within 60 days of May 11, 2004 as follows:

Name	No. of Options
Willard N. Archie	143,529
Frank W. Baier Robert B.Catell	34,000 193,529
Rohit M. Desai	193,529
Harry P. Doherty	233,740

(Footnotes continued on following page)

Name	No. of Options
Chaim Y. Edelstein	193,529
Alan H. Fishman	235,000
Robert W. Gelfman	108,529
Charles J. Hamm	907,518
Scott M. Hand	183,529
David L. Hinds	15,487
Gary M. Honstedt	63,000
Donald M. Karp	3,584
Denis P. Kelleher	68,144
Harold A. McCleery	55,000
Terence J. Mitchell	234,554
John R. Morris	68,144
Maria Fiorini Ramirez	8,500
Victor M. Richel	1,500
Allan Weissglass	21,681

(6)	Reflects approximate number of shares received in connection with the merger of Staten Island Bancorp into Independence pursuant to an exchange ratio of 0.6195 shares of Independence for each share of Staten Island Bancorp common stock.

(7)	Includes 492,158 shares held jointly with Mr. Doherty’s spouse, 71,206 shares held by SI Bank & Trust’s 401(k) Plan, 5,089 shares held by the Staten Island Bancorp Directors’ Deferred Compensation Plan, and 22,199 shares allocated to him pursuant to the Staten Island Bancorp employee stock ownership plan.

(8)	Includes with respect to the following persons shares allocated to each individual pursuant to grants made under the Recognition Plan or the 2002 Plan but which have not vested.

Name	No. of shares
Frank W. Baier	42,746
Alan H. Fishman	122,438
Gary M. Honstedt	41,538
Harold A. McCleery	37,714
Terence J. Mitchell	15,338

(9)	Includes 80,000 shares held in the Recognition Plan for Mr. Fishman which are contingent upon the achievement of certain performance goals established pursuant to the terms of the Recognition Plan. Until such performance goals are satisfied and the shares vest, such shares are voted by the trustees of the Recognition Plan. Such shares are included in the amount shown in Footnote 8 for Mr. Fishman.

(10)	Includes allocated shares held in the ESOP and shares contributed by the Company on the following individual’s behalf based on their contributions to the Independence Community Bank 401(k) Savings Plan in RSI Retirement Trust (the “401(k) Plan”):

Name	No. of shares
Alan H. Fishman	1,491
Frank W. Baier	1,491
Gary M. Honstedt	9,581
Harold A. McCleery	1,491
Terence J. Mitchell	11,715

(Footnotes continued on following page)

(11)	Includes shares held in the 401(k) Plan as follows:

Name	No. of shares
Alan H. Fishman	908
Gary M. Honstedt	5,854
Terence J. Mitchell	4,775
Victor M. Richel	9,804

Does not include any shares contributed to the 401(k) plan on their behalf by the Company and held in the ESOP. See Footnote 10 above

(12)	Includes 288 shares owned by Mr. Gelfman’s spouse. Mr. Gelfman disclaims beneficial ownership with respect to the 288 shares owned by his spouse.

(13)	Includes 295,454 shares under shared voting and dispositive authority with Harriet M. Alpert, 41,267 shares owned by Mr. Karp’s spouse, 67 shares owned by a company of which Mr. Karp is a director, and 81,066 shares held in various trusts of which Mr. Karp or his spouse is the trustee.

(14)	Includes 50,596 shares held by the Staten Island Bancorp Directors’ Deferred Compensation Plan and approximately 832 shares owned by Mr. Kelleher’s spouse.

(15)	Includes 55,423 shares held jointly with Mr. Morris’ spouse, 2,883 shares held individually by Mr. Morris’ spouse and 4,241 shares held by Mr. Morris in his individual retirement account.

(16)	Includes 1,615 shares held individually by Mr. Weissglass’ spouse, 30,293 shares owned by Magruder Color Company, Inc. of which Mr. Weissglass is President and Chief Executive Officer, and 12,700 shares held by the Weissglass Charitable Trust of which Mr. Weissglass is a trustee. Mr. Weissglass disclaims beneficial ownership with respect to the shares owned by Magruder Color Company, Inc.

(17)	Includes 231,266 shares held by the Recognition Plan and the 2002 Plan which may be voted by directors and executive officers pending vesting and distribution, 84,613 shares held by the Recognition Plan which are voted by the trustees thereof, 47,331 shares allocated to executive officers pursuant to the ESOP and 3,173,863 shares which may be acquired by directors and executive officers upon the exercise of stock options which are currently or will first become exercisable within 60 days of May 11, 2004.

Section 16(a) Beneficial Ownership

          Under Section 16(a) of the Exchange Act, our directors and executive officers and certain persons who own more than 10% of the Common Stock are required:

•	to file reports of their ownership of the Common Stock and any changes in that ownership with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. by specific dates, and

•	to furnish us with copies of the reports.

          Based on our records and other information, we believe that all of these filing requirements were satisfied by our directors and executive officers in 2003 except that one report, covering one transaction was filed late by Mr. Dugan.

COMPENSATION OF EXECUTIVE OFFICERS AND
TRANSACTIONS WITH MANAGEMENT

          The following table discloses compensation received by our chief executive officer and our four other most highly compensated executive officers from the Bank for each of the three years ended December 31, 2003. These individuals, each of whom also serves as an executive officer of Independence, do not receive any separate compensation from Independence.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
					Other	Awards
					Annual			Securities	Payouts
Name and	Fiscal				Compen-	Restricted		Underlying	LTIP	All Other
Principal Position	Year	Salary(1)	Bonus		sation(4)	Stock		Options	Payouts	Compensation(9)
Alan H. Fishman	2003	$575,000	$310,500	(2)	—	$243,558	(5)	—	—	$26,438
President and	2002	525,965	496,800	(3)	—	515,684	(6)	110,000	—	20,678
Chief Executive	2001	403,851	464,940		—	3,375,000	(7)	300,000	—	—
Officer(10)

Frank W. Baier	2003	$245,000	$116,927	(2)	—	$74,112	(5)	50,000 (8)	—	$26,438
Executive Vice President,	2002	206,923	72,765	(3)	—	86,882	(6)	20,000	—	20,678
Chief Financial Officer	2001	116,153	54,028		—	469,000	(7)	40,000	—	—
and Treasurer(10)

Harold A. McCleery	2003	$260,000	$112,596	(2)	—	$71,341	(5)	—	—	$26,438
Executive Vice President -	2002	243,654	141,863	(3)	—	201,474	(6)	50,000	—	20,678
Chief Credit Officer(10)	2001	144,615	121,160		—	650,300	(7)	50,000	—	—

Gary M. Honstedt	2003	$260,000	$116,927	(2)	—	$785,862	(5)	—	—	$51,833
Executive Vice President -	2002	206,538	125,494	(3)	—	195,056	(6)	50,000	—	43,151
Commercial Real Estate	2001	167,800	101,504		—	—		25,000	—	26,661
Lending

Terence J. Mitchell	2003	$255,000	$107,738	(2)	—	$68,253	(5)	—	—	$58,163
Executive Vice President -	2002	238,653	133,158	(3)	—	183,471	(6)	45,000	—	48,356
Consumer Banking	2001	227,692	133,405		—	—		—	—	41,701

(1)	Does not include amounts deferred by an officer in prior years (and previously reported) and received by such officer in the current fiscal year.

(2)	Reflects cash portion of bonus paid in February 2004 pursuant to the Bank’s Executive Management Incentive Compensation Plan for 2003 (“2003 Incentive Plan”). A portion of the bonus was paid in the form of a grant of restricted shares of Common Stock pursuant to the Recognition Plan.

(3)	Reflects cash portion of bonus paid in February 2003 pursuant to the Bank’s Executive Management Incentive Compensation Plan for 2002 (“2002 Incentive Plan”). A portion of the bonus was paid in the form of a grant of restricted shares of Common Stock pursuant to the Recognition Plan.

(4)	Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Bank, the costs to the Bank of providing such benefits to each of the named executive officers during the fiscal year ended December 31, 2003 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(Footnotes continued on following page)

(5)	Represents the grant in February 2004 of 6,152, 1,872, 1,872, 1,802 and 1,724 shares of restricted Common Stock to Messrs. Fishman, Baier, Honstedt, McCleery and Mitchell, respectively, pursuant to the Recognition Plan which had a value at the date of grant of $243,558, $74,112, $74,112, $71,341 and $68,253, respectively, as a part of the bonus paid under the 2003 Incentive Plan. Dividends paid on the restricted Common Stock subject to such grants are held in the Recognition Plan and paid to the recipient when the restricted Common Stock vests. For Mr. Honstedt, also includes a grant of 25,000 shares made on July 1, 2003 which vest over four years and had a value of $711,750 at the date of grant. The value of the shares subject to all grants of restricted stock to such individuals that remained unvested at December 31, 2003 were $4,508,413, $1,541,472, $1,498,020, $1,360,018 and $579,063 with respect to Messrs. Fishman, Baier, Honstedt, McCleery and Mitchell, respectively.

(6)	Includes the grant in February 2003 of 7,467, 1,094, 2,132, 1,886 and 2,001 shares of restricted Common Stock to Messrs. Fishman, Baier, McCleery, Honstedt and Mitchell, respectively, pursuant to the Recognition Pan which had a value at the date of grant of $194,814, $28,542, $55,624, $49,206 and $52,206, respectively, as part of the bonus paid under the 2002 Incentive Plan. Dividends paid on the restricted Common Stock subject to such grants are held in the Recognition Plan and paid to the recipient when the restricted Common Stock vests.

Also includes the grants in June 2002 of 11,000, 2,000, 5,000, 5,000 and 4,500 shares of restricted Common Stock, respectively, pursuant to the Recognition Plan to Messrs. Fishman, Baier, McCleery, Honstedt and Mitchell, respectively, which had a value at the date of grant of $320,870, $58,340, $145,850, $145,850 and $131,265, respectively, and vesting in full in June 2006. Dividends paid on the restricted Common Stock subject to such grants are held in the Recognition Plan and will be paid to the recipients when the Common Stock vests.

(7)	Represents awards of restricted Common Stock pursuant to the Recognition Plan for 200,000 shares to Mr. Fishman in March 2001, 25,000 shares to Mr. Baier in June 2001 and 35,000 shares to Mr. McCleery in May 2001. Dividends paid on the restricted Common Stock subject to such grants are held in the Recognition Plan and are paid to the recipient when the restricted Common Stock vests. Each of these awards vests at the rate of 20% per year starting on the first anniversary of the date of grant.

(8)	Consists of stock options awarded in July 2003 to the named officer pursuant to the 2002 Plan. The options vest at the rate of 25% per year starting on the first anniversary of the date of grant.

(9)	Consists of amounts allocated on behalf of Messrs. Fishman, Baier, Honstedt, McCleery and Mitchell pursuant to the ESOP and the 401(k) Plan.

(10)	Mr. Fishman was appointed President and Chief Executive Officer on March 12, 2001, Mr. Baier was appointed Senior Vice President and Treasurer on June 1, 2001 and Executive Vice President, Chief Financial Officer and Treasurer on August 15, 2003 and Mr. McCleery was appointed Executive Vice President – Chief Credit Officer on May 21, 2001.

Options/SAR Grants in 2003

     The following table provides information relating to option grants pursuant to our stock option plans during 2003 to our named executive officers.

	Options	% of Total Options			Fair Value of
Name	Granted(1)	Granted to Employees	Exercise Price(2)	Expiration Date	Options(3)
Frank W. Baier	50,000	21.2%	$28.47	7/1/2013	$395,035

(1)	Consists of stock options exercisable at the rate of 25% per year from the date of grant.

(2)	The exercise price was based on the fair market value of a share of Common Stock on the date of grant.

(3)	The fair value of the options granted was estimated using the Black-Scholes Pricing Model. Under such analysis, the risk-free interest rate was assumed to be 2.90%, the expected life of the options to be six years, the expected volatility to be 31.8992% and the dividend yield to be 2.25% per share.

Aggregated Option Exercises in 2003 and Year-end Option Values

          The following table provides information relating to option exercises in 2003 by our named executive officers and the value of such officers’ unexercised options at December 31, 2003.

			Number of		Value of Unexercised
			Unexercised		Options at
	Shares Acquired on	Value	Options at Year End		Year End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan H. Fishman	—	—	147,500	262,500	$2,478,400	$3,998,100
Frank W. Baier	—	—	21,000	89,000	309,360	890,040
Gary. M. Honstedt	—	—	45,500	54,500	789,310	569,940
Harold M. McCleery	—	—	32,500	67,500	432,800	776,700
Terence J. Mitchell	20,000	$392,846	223,304	33,750	4,881,114	229,500

(1)	Based on a per share market price of $35.970 at December 31, 2003.

Severance and Employment Agreements

          We have entered into Change in Control Agreements with Messrs. Fishman, Baier, Honstedt, McCleery and Mitchell (as well as certain other executive officers). The agreements have terms of three years and are extended each year for a successive, additional one-year period upon approval by the board of directors unless either the board of directors or the individual elects in writing, not less than 30 days prior to the annual anniversary date, not to extend the term.

          The agreements provide that if certain adverse actions are taken with respect to the individual’s employment following a change in control, as defined, of Independence or the Bank, the individual will be able to terminate his or her employment and be entitled to a cash severance payment equal to three times the individual’s annual compensation. In addition, the individual will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the remaining term of the agreement or until he obtains full-time employment with another employer, whichever occurs first.

          A change in control generally is defined in the agreements to include any change in control of Independence or the Bank required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of our outstanding voting securities and (ii) a change in a majority of our directors during any two-year period without the approval of at least two-thirds of the persons who were directors at the beginning of such period.

          The agreements also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause the executive officer to incur an excise tax under the Internal Revenue Code, Independence shall pay the executive officer an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. Excess parachute payments generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date of a change in control of the employer (“base amount”). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. Because the amount of the payments and benefits that could constitute a parachute payment is dependent upon the timing, price and structure of any change in control that may occur in the future, it is not possible at this time to quantify the severance benefits payable to an executive under the agreements.

          In connection with entering into the definitive merger agreement with Staten Island, Independence, Independence Community Bank and Mr. Doherty entered into an employment and noncompetition agreement. Under the terms of the employment and noncompetition agreement, Mr. Doherty will serve as Vice Chairman of both the board of directors of Independence and of the Bank for a three-year term which commenced on the completion of the merger with Staten Island on April 12, 2004. He is entitled to a minimum base salary of $540,000 per year and bonus payments as determined by the boards of directors of Independence and the Bank. The agreement provides that, if Mr. Doherty is terminated by Independence or the Bank without “cause”, or if Mr. Doherty terminates his employment for “good reason”, he will be entitled to a cash severance amount equal to the “Annual Compensation” Mr. Doherty would have received for the remainder of the term of the agreement and benefit continuation, at no cost, for a period ending on the earlier of (i) the end of the term, or (ii) Mr. Doherty’s full time employment by another employer that offers substantially similar benefits. For purposes of the agreement, “Annual Compensation” means the highest level of aggregate base salary and cash bonus paid to Mr. Doherty during the calendar year in which the termination occurs or either of the two calendar years immediately preceding the calendar year in which the termination occurs.

          The agreement further provides that, during the 24-month period following the end of Mr. Doherty’s employment with Independence and the Bank, he will not compete with Independence or the Bank, solicit employees or solicit customers to transact business with any other entity or refrain from transacting business with Independence or the Bank. In consideration of this commitment by Mr. Doherty, Independence will pay Mr. Doherty $500,000 per year during the restricted period, payable in monthly installments.

          Independence also maintains a severance plan which covers certain officers who are not otherwise covered by change in control agreements. Such plan provides certain severance benefits to participants whose employment is terminated or whose job responsibilities are substantially reduced in connection with or subsequent to a change in control of Independence. The severance plan uses the same definition of change in control as the change in control agreements discussed above.

Benefits

          Retirement Plan. The Bank maintains a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All salaried employees who had attained at least the age of 21 and who had completed at least one hour of service as of July 31, 2000 are eligible to participate in the pension plan. The pension plan was amended in June 2000 to cease admission of any new participants after July 31, 2000. The pension plan provides for a benefit for each participant, including the eligible named executive officers, equal to 2% of the participant’s final average compensation as of July 31, 2000 (average W-2 compensation during the highest 60 consecutive months of employment) multiplied by the participant’s years (and any fraction thereof) of eligible employment for service up to and including July 31, 2000 and 1% of the participant’s final average compensation multiplied by the participant’s years (and any fraction thereof) of eligible employment on or after August 1, 2000. A participant is fully vested in his or her benefit under the pension plan after five years of service. The pension plan is funded by the Bank on an actuarial basis and all assets are held in trust by the pension plan trustee.

          The following table illustrates the maximum annual benefit payable upon retirement at age 65 (in single life annuity amounts with no offset for Social Security benefits) at various levels of compensation and years of service under the pension plan and the Supplemental Executive Retirement Plan maintained by the Bank.

Years of Service(1)(2)
Remuneration(3)(4)	15	20	25	30
$ 125,000	$37,500	$50,000	$62,500	$75,000
150,000	45,000	60,000	75,000	90,000
175,000	52,500	70,000	87,500	105,000
200,000	60,000	80,000	100,000	120,000
225,000	67,500	90,000	112,500	135,000
250,000	75,000	100,000	125,000	150,000
300,000	90,000	120,000	150,000	180,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
600,000	180,000	240,000	300,000	360,000
700,000	210,000	280,000	350,000	420,000
800,000	240,000	320,000	400,000	480,000
900,000	270,000	360,000	450,000	540,000
1,000,000	300,000	400,000	500,000	600,000

(1)	The annual retirement benefits shown in the table do not reflect a deduction for Social Security benefits. There are no other offsets to benefits. The amounts reflect the maximum benefit; the benefit amounts payable could be less if based in whole or in part on service after August 1, 2000.

(2)	The maximum years of service credited for benefit purposes is 30 years.

(3)	The average annual final compensation for computing benefits under the pension plan cannot exceed $205,000 (as adjusted for subsequent years pursuant to Internal Revenue Code provisions). Benefits in excess of the limitation are provided through the Supplemental Executive Retirement Plan, discussed below.

(4)	For the fiscal year of the pension plan beginning on January 1, 2004, the maximum annual benefit payable under the pension plan cannot exceed $165,000 (as adjusted for subsequent years pursuant to Internal Revenue Code provisions).

          The following table sets forth the years of credited service and the average annual compensation determined as December 31, 2003 for each of the named executive officers other than Messrs. Fishman, Baier and McCleery who are not participants in the pension plan.

	Years of Credited	Average Annual
	Service	Earnings
Gary M. Honstedt	17 7/12	$241,733
Terence J. Mitchell	29½	$315,768

          Supplemental Executive Retirement Plan. The Bank has adopted the Supplemental Executive Retirement Plan to provide for eligible employee benefits that would be due under its pension plan if such benefits were not limited under the Internal Revenue Code. Supplemental Executive Retirement Plan benefits provided with respect to the pension plan are reflected in the pension table. Messrs. Honstedt and Mitchell are participants in the Supplemental Executive Retirement Plan.

Compensation Committee Interlocks and Insider Participation

          For the fiscal year ended December 31, 2003, the Compensation Committee of the boards of directors of Independence and the Bank determined the salaries and bonuses of our executive officers. The Compensation Committee also reviews the salaries and bonuses for our other officers. The Compensation Committee met nine times during 2003. The report of the Compensation Committee with respect to compensation for our Chief Executive Officer and all of our other executive officers for the fiscal year ended December 31, 2003 is set forth below.

REPORT OF THE COMPENSATION COMMITTEE

          The following discussion provides information relative to the compensation and benefits provided to the President and Chief Executive Officer and certain other executive officers for the fiscal year ending December 31, 2003 and sets forth the report of the Compensation Committee.

Compensation Philosophy

          The Compensation Committee is responsible for administering the Company’s executive compensation program, reviewing on an annual basis the base salary and other compensation for all executive officers, including the President and Chief Executive Officer, and recommending to the board the establishment of appropriate compensation programs for the Company’s executive officers.

          In conducting its review, the Compensation Committee receives information and recommendations from the President and Chief Executive Officer with respect to the compensation of executive officers other than himself. The President and Chief Executive Officer does not participate in the Compensation Committee’s review of his own compensation. As an integral part of the process of establishing appropriate levels of compensation for the Company’s executive officers, the Compensation Committee receives recommendations from outside compensation consultants, considers the objectives and performance of the Company, reviews the individual performance and level of responsibility of each executive officer and takes into account executive compensation practices at comparable financial institutions.

          The purposes of the Company’s executive compensation program are to attract, retain and motivate a highly competent executive team; align executive compensation with stockholder interests; link compensation to performance, both corporate and individual, within a context of fiscal responsibility; achieve a balance between short-term and long-term results with recognition given to individual and business unit contributions; and maintain compensation levels that are competitive with comparable financial institutions, particularly those operating in the Company’s primary market area. The Company’s executive compensation program is designed to provide an incentive for executive officers to drive the Company’s business to new operating and profit levels so as to make the

Company a top performer in its industry. Although the discussion below describes the methodology used to establish compensation levels in 2003, the process of evaluating and determining the most appropriate executive compensation structure is an ongoing matter and accordingly, the Compensation Committee may determine to use the same or a different methodology to establish compensation levels in future years.

Components of the Compensation Program

          The three primary components of the Company’s executive compensation program are base salary, annual incentive compensation and long-term incentive compensation.

          Base Salary. The Compensation Committee reviews market data compiled by outside consultants on the Company’s peer group, supplemented by general industry information, to assess the competitiveness of the base salary of the Chief Executive Officer and other executive officers. The Committee considers the job performance and contribution to the successful operation of the Company by the Chief Executive Officer and other executive officers (and in the case of executive officers other than the Chief Executive Officer, the Committee also considers the job performance evaluation and recommendation of the Chief Executive Officer before approving a salary adjustment for such executive officer) in determining any adjustment to the officer’s salary. Executive base salaries are intended to be at market average levels with the opportunity for compensation above market levels to come from the incentive compensation portion of the compensation program.

          Annual Incentive Compensation. The Company’s annual incentive compensation program is designed to provide additional annual compensation based on the achievement of performance targets approved by the Compensation Committee and the Board of Directors. Members of the Bank’s management committee participated in the 2003 Incentive Plan. Except for the Chief Executive Officer, whose award is based solely on corporate performance, annual incentive compensation awards are based upon a combination of corporate performance measured in diluted earnings per share and return on average assets, each equally weighted, the performance of the officer’s business unit or functional area of responsibility and the officer’s individual performance. In the case of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendation and evaluation of the Chief Executive Officer with respect to the individual performance of each officer and that of his or her business unit.

          Based on the attainment of diluted earnings per share of $2.60 and return on average assets of 1.580% for the fiscal year ending December 31, 2003, the corporate component of annual incentive compensation awards was 90% of the target award. As provided in the 2003 Incentive Plan, a portion of each participant’s award was paid in cash; the remainder was paid in stock vesting over a three year period, with the number of shares determined by applying a 15% discount to the closing price on the date of the award. The stock portion of such award was made pursuant to restricted stock grants pursuant to the 1998 Recognition and Retention Plan and Trust Agreement (“Recognition Plan”).

          The 2003 incentive compensation award approved in February 2004 by the Compensation Committee for the Chief Executive Officer was $554,058, of which $310,500 was paid in cash. The remainder was paid in the form of a grant of 6,152 restricted shares vesting pro rata over a three year period pursuant to the Recognition Plan. Other executive officers, whose incentive compensation awards are based on business unit and individual performance as well as corporate performance, received awards ranging from 43% — 71% of base salary.

          Long-Term Incentives. The Compensation Committee considers long-term incentive awards for executive officers which are generally in the form of restricted stock or stock option awards pursuant to a plan approved by the board of directors and if applicable, the stockholders. Stock option awards have an exercise price equal to the fair market value of a share of stock on the date of the award; stock option awards and restricted stock awards generally vest pro rata over a multi-year period although certain restricted stock awards have used four year cliff vesting (no vesting occurs until the fourth anniversary of the grant, at which time the grants becomes 100% vested). In approving such awards, the Compensation Committee considers stock option and restricted stock awards as a means to motivate the executive and reward the creation of stockholder value; takes into account the performance of the Company and relative total stockholder return; looks at the value of such awards granted to executives in peer financial institutions, the banking industry and industry in general; and includes consideration of the executive’s individual performance, retention considerations and awards granted in prior years.

          During 2003, the Committee approved long-term incentive awards for three executive officers for an aggregate of 70,000 shares of restricted Common Stock pursuant to the Recognition Plan and stock option awards aggregating 155,000 shares to four executive officers pursuant to the Company’s 1998 Stock Option Plan, such stock option awards vesting pro rata over four years and having an exercise price equal to the fair market value of a share of stock on the date of the award.

          Beginning in 2003, the Company decided to expense stock options in accordance with Financial Accounting Standards Board Statements Nos. 123 and 148. In fiscal 2003, the Company recognized $153,000 (pre-tax) with respect to the expensing of options granted in 2003. The Compensation Committee will consider the effect of the expensing of options in future option grant levels.

          Compensation of the President and Chief Executive Officer. The Compensation Committee approved and the Board of Directors ratified an annual salary of $725,000 for Mr. Fishman, effective March 1, 2004. The salary adjustment for Mr. Fishman followed an analysis of the salaries of chief executive officers at peer group financial institutions in the Company’s primary market area, the significant contribution that the chief executive officer makes to the successful operations of the Company and the performance of Mr. Fishman in his position as President and Chief Executive Officer of the Company. No specific formula was used by the Committee to establish Mr. Fishman’s salary, which had been $575,000 since September, 2002.

          The Company’s Compensation Committee during 2003 consisted of the following directors, each of whom was an independent outside director. Messrs. Kolowsky, MacKay and Ratcliff now serve in the capacity of director emeritus, effective April 12, 2004, as a result of the restructuring of the board in connection with the merger with Staten Island Bancorp.

The Compensation Committee

Scott M. Hand, Chairman	Malcolm MacKay
Willard N. Archie	Mario Fiorini Ramirez
Donald E. Kolowsky	Wesley D. Ratcliff

PERFORMANCE GRAPH

          The graph below compares the performance of the Common Stock with that of the Nasdaq Composite Index (U.S. Companies) and the SNL $5 billion to $10 billion Thrift Index (the “SNL Index”) from December 31, 1998 through December 31, 2003. The SNL Index is an index created by SNL Securities, L.P., Charlottesville, Virginia, a nationally recognized analyst of financial institutions. The graph is based on the investment of $100 in the Common Stock at its closing price on December 31, 1998. The cumulative returns include the payment of dividends by the Company. The Company changed its fiscal year end from March 31st to December 31st, effective December 31, 2001.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Independence Community Bank Corp.	$100.00	$79.51	$103.62	$150.66	$170.98	$247.80
NASDAQ — Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL $5B to $10B Thrift Index	100.00	90.03	117.70	135.38	161.25	233.53

Indebtedness of Management

          Although federal and state banking regulations permit some borrowing by directors and executive officers, the Board of Directors has adopted a policy prohibiting loans or other extensions of credit by the Bank to directors, executive officers and the immediate relations and related interests of each. Exceptions must be approved by the Board of Directors.

          Any such loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. We believe that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features.

Involvement in Certain Legal Proceedings

          In May 2000, ContiFinancial Corporation filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code. At the time of such filing, Mr. Fishman was serving as President and Chief Executive Officer of ContiFinancial Corporation. Mr. Baier was then serving as Senior Vice President and Chief Financial Officer. Mr. Fishman joined ContiFinancial Corporation in July 1999 and resigned in December 2000; Mr. Baier joined ContiFinancial Corporation in 1996 and resigned in May 2001.

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
(Proposal Two)

          The board of directors has unanimously approved and recommends to the stockholders, an amendment to the Company’s certificate of incorporation to increase the number of shares of Common Stock authorized for issuance from 125,000,000 to 250,000,000. The board of directors believes that this proposal is in the best interests of the Company and its stockholders and recommends a vote FOR the proposed amendment.

Currently, the first paragraph of Article 4 of the certificate of incorporation states:

Capital Stock. The number of shares of capital stock which the Corporation has authority to issue is 150,000,000, of which 25,000,000 shall be preferred stock, $.01 par value per share (hereinafter the “Preferred Stock”), and 125,000,000 shall be common stock, par value $.01 per share (hereinafter the “Common Stock”).

The proposed amendment would revise the first paragraph of Article 4 of the certificate of incorporation to state:

Capital Stock. The number of shares of capital stock which the Corporation has authority to issue is 275,000,000, of which 25,000,000 shall be preferred stock, $.01 par value per share (hereinafter the “Preferred Stock”), and 250,000,000 shall be common stock, par value $.01 per share (hereinafter the “Common Stock”).

Purpose and Effect of the Amendment

          Currently, our certificate of incorporation authorizes the issuance of up to 125,000,000 shares of Common Stock and 25,000,000 shares of preferred stock.

As of the Record Date, May 11, 2004, we had 82,945,196 shares of Common Stock outstanding, 21,298,624 shares of Common Stock held in treasury and 9,215,865 shares of Common Stock reserved for issuance to directors, officers and employees under various compensation and benefits plans. As a result, 32,838,939 shares of Common Stock remain authorized and unissued and available for other corporate purposes. There were no shares of preferred stock outstanding as of the Record Date. While we currently do not have any plans to issue or reserve additional Common Stock other than in connection with various compensation and benefit plans, the board of directors considers the proposed increase in the number of authorized shares desirable as it would provide the board of directors the necessary flexibility to issue Common Stock in connection with stock splits and dividends, acquisitions, financing corporate activities, employee benefit plans, and for other general corporate purposes. Without an increase in the number of authorized shares of Common Stock, the number of available shares for issuance may be insufficient to consummate one or more of the above transactions.

          Increasing the number of shares of Common Stock that we are authorized to issue would give us additional flexibility with respect to future stock splits and stock dividends as well as in structuring potential acquisitions. In April 2004, we issued approximately 30,830,970 shares of Common Stock (including shares reserved for issuance in connection with assumed stock options) in connection with the acquisition of Staten Island. In addition, we issued an aggregate of approximately 9,687,015 shares of Common Stock (including shares reserved for issuance pursuant to assumed stock options) in connection with our acquisition of Broad and Statewide in July 1999 and January 2000, respectively.

          Approving an increase in the number of authorized shares at this time would enable us to take advantage of market conditions and favorable opportunities at the time they occur, without the expense and delay incidental to obtaining stockholder approval of an amendment to the certificate of incorporation to increase the number of authorized shares, except as may be required by applicable law for a particular issuance. As a result, the board of directors is proposing an amendment to the certificate of incorporation to increase the number of shares of common stock from 125,000,000 to 250,000,000, which would increase the authorized, unissued, and unreserved shares of common stock available for issuance from 32,838,939 to 157,838,939 shares. Authorized, unissued and unreserved shares of Common Stock may be issued from time to time for any proper purpose without further action of the stockholders, except as may be required by the certificate of incorporation, applicable law, or the listing requirements for the Nasdaq Stock Market, Inc., on which the common stock is listed.

          Each share of Common Stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock. The newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, of the shares of Common Stock currently outstanding. Under the certificate of incorporation, the Company’s stockholders do not have pre-emptive rights. Therefore, should the board of directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase those shares and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current stockholders, depending on the particular circumstances in which the additional shares of Common Stock are issued. The board of directors does not intend to issue any additional shares of Common Stock except on terms that it deems to be in the best interests of the Company and its stockholders. The Company currently has no current plans to issue newly authorized shares of Common Stock.

          The ability of the board of directors to issue additional shares of Common Stock without additional stockholder approval may be deemed to have an anti-takeover effect because the board of directors could issue unissued and unreserved shares of Common Stock in circumstances that may have the effect of deterring takeover bids by making a potential acquisition more expensive. In addition, the board of directors could issue shares of preferred stock. No shares of preferred stock of the Company are issued or outstanding. Authorized, unissued and unreserved shares of preferred stock may be issued from time to time for any proper purpose without further action of the stockholders, except as may be required by the certificate of incorporation, applicable law, or the listing requirements for the Nasdaq Stock Market, Inc. No change to the Company’s preferred stock authorization is requested by the amendment.

          If the proposed amendment is adopted, it will become effective upon filing of a certificate of amendment to the Company’s certificate of incorporation with the Delaware Secretary of State. However, if the Company’s stockholders approve the proposed amendment, the Board retains discretion under Delaware law not to implement the proposed amendment. If the Board were to exercise such discretion, the number of authorized shares would remain at current levels.

          Our board of directors unanimously recommends that you vote “FOR” amendment of the certificate of incorporation to increase the amount of authorized common stock.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal Three)

          The Audit Committee of the board of directors has appointed Ernst & Young LLP, independent certified public accountants, to perform the audit of our financial statements for the year ending December 31, 2004, and has further directed that the selection of auditors be submitted for ratification by the stockholders at the annual meeting.

          Representatives from Ernst & Young LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

          Our board of directors unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors for 2004.

STOCKHOLDER PROPOSALS

          We must receive any proposals of stockholders intended to be presented at our annual meeting of stockholders in 2005 on or before January 18, 2005 in order for the proposals to be eligible for inclusion in our proxy statement and proxy for that meeting. Any other stockholder proposals to be considered for presentation at our annual meeting of stockholders in 2005, although not included in our proxy statement and proxy for that meeting, also must be received on or before January 18, 2005 and be submitted in accordance with the requirements set forth in our bylaws. Stockholder proposals should be sent to Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: John K. Schnock, Senior Vice President, Secretary and Counsel. We urge that any stockholder proposals be sent certified mail, return-receipt requested.

ANNUAL REPORTS

          A copy of our Annual Report to Stockholders, which includes a copy of our annual report on Form 10-K for the year ended December 31, 2003, accompanies this proxy statement. These reports are not part of the proxy solicitation materials.

          Upon written request, we will furnish to any stockholder without charge a copy of our annual report on Form 10-K, as amended, for the year ended December 31, 2003. Such written requests should be directed to Kathleen A. Hanrahan, First Vice President – Investor Relations, Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201.

FORM OF PROXY

REVOCABLE PROXY/VOTING INSTRUCTION CARD

INDEPENDENCE COMMUNITY BANK CORP.
Annual Meeting of Stockholders
June 24, 2004

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints each of Ellen K. Rogoff and Terence J. Mitchell, or any of their successors, as Proxies, each with the full power of substitution, and/or the Trustee of the Independence or SI Bank & Trust 401(k) Savings Plan, the Trustee of the Independence or Staten Island ESOP and the Trustees of the Recognition and Retention Plan, as applicable, to represent and to vote as designated on the reverse of this card all of the shares of common stock of Independence which the undersigned is entitled to vote, or direct the vote, at the annual meeting of stockholders to be held at the Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York, on Thursday, June 24, 2004, at 9:30 a.m., Eastern Time, or any adjournment thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE COMMUNITY BANK CORP.

June 24, 2004

PROXY/VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy/voting instruction card in the envelope provided as soon as possible.	COMPANY NUMBER
-or-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy/voting instruction card available when you call.	ACCOUNT NUMBER
-or-
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy/voting instruction card available when you access the web page.

ê Please detach along perforated line and mail in the envelope provided If you are not voting via telephone or the Internet.ê

The Board of Directors recommends a vote “For” all the nominees listed below and “For” Proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENLCOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:	Nominees:
☐	FOR ALL NOMINEES	¡	Rohit M. Desai (For Three-Year Term Expiring in 2007)
		¡	Charles J. Hamm (For Three-Year Term Expiring in 2007)
☐	WITHHOLD	¡	Scott M. Hand (For Three-Year Term Expiring in 2007)
	AUTHORITY FOR	¡	David L. Hinds (For Three-Year Term Expiring in 2007)
	ALL NOMINEES	¡	Maria Fiorini Ramirez (For Three-Year Term Expiring in 2007)
		¡	Donald M. Karp (For Two-Year Term Expiring in 2006)
☐	FOR ALL EXCEPT	¡	Robert B. Catell (For One-Year Term Expiring in 2005)
	(See instructions below)	¡	Robert W. Gelfman (For One-Year Term Expiring in 2005)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	To approve an amendment to Independence Community Bank Corp.’s certificate of incorporation to increase the number of authorized shares of common stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as Independence Community Bank Corp.’s independent auditors for the year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	In their discretion, upon any other matter that may properly come before the annual meeting of stockholders or any adjournment thereof.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Independence Community Bank Corp., the accompanying Proxy Statement and Annual Report prior to the signing of this Proxy/voting instruction card.

This card also constitutes your voting instruction for any shares held in the Independence or SI Bank & Trust 401(k) Savings Plan and/or the Independence or Staten Island ESOP or Recognition and Retention Plan and the undersigned hereby authorizes the respective Trustees of such Plans to vote the shares allocated to the undersigned’s account(s) as provided herein. Unvoted shares in the Independence or SI Bank & Trust 401(k) Savings Plan will be voted in the same manner and proportion as the shares of common stock held in such Plan for which voting instructions from participants are received. Shares held in the Independence or Staten Island ESOP allocated to participants’ accounts will generally not be voted unless the proxy/voting instruction card is returned.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder and/or Plan Participant	Date	Signature of Stockholder and/or Plan Participant	Date

Note: Please sign exactly as your name or names appear on this Proxy/instruction card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full titles as such. If signer is a partnership, please sign in partnership name by authorized person.

FORM OF PROXY

COMMON STOCK

REVOCABLE PROXY

INDEPENDENCE COMMUNITY BANK CORP.
Annual Meeting of Stockholders
June 24, 2004

THIS PROXY CARD IS SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints each of Ellen K. Rogoff and Terence J. Mitchell, or any of their successors, as Proxies, each with the full power of substitution, to represent and to vote as designated on the reverse of this card all of the shares of common stock of Independence which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York, on Thursday, June 24, 2004, at 9:30 a.m., Eastern Time, or any adjournment thereof. The shares of Independence common stock will be voted as specified. If not otherwise specified, this proxy card will be voted for the Board of Directors’ nominees, for each of the other proposals presented and otherwise at the discretion of the Proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE COMMUNITY BANK CORP.

June 24, 2004

COMMON STOCK

Please date, sign and mail
your proxy card in the envelope
provided as soon as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

The Board of Directors recommends a vote “For” all the nominees listed below and “For” Proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENLCOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:	Nominees:
☐	FOR ALL NOMINEES	¡	Rohit M. Desai (For Three-Year Term Expiring in 2007)
		¡	Charles J. Hamm (For Three-Year Term Expiring in 2007)
☐	WITHHOLD	¡	Scott M. Hand (For Three-Year Term Expiring in 2007)
	AUTHORITY FOR	¡	David L. Hinds (For Three-Year Term Expiring in 2007)
	ALL NOMINEES	¡	Maria Fiorini Ramirez (For Three-Year Term Expiring in 2007)
		¡	Donald M. Karp (For Two-Year Term Expiring in 2006)
☐	FOR ALL EXCEPT	¡	Robert B. Catell (For One-Year Term Expiring in 2005)
	(See instructions below)	¡	Robert W. Gelfman (For One-Year Term Expiring in 2005)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	To approve an amendment to Independence Community Bank Corp.’s certificate of incorporation to increase the number of authorized shares of common stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as Independence Community Bank Corp.’s independent auditors for the year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	In their discretion, upon any other matter that may properly come before the annual meeting of stockholders or any adjournment thereof.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Independence Community Bank Corp., the accompanying Proxy Statement and Annual Report prior to the signing of this Proxy/voting instruction card.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full titles as such. If signer is a partnership, please sign in partnership name by authorized person.